EXHIBIT 23.1

CONSENT OF SCOTT E. WILSON

The undersigned, Scott E. Wilson, hereby states as follows:

I, Scott E. Wilson, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”) portions of which are summarized (the “Summary Material”) in the Quarterly Report on Form 10-Q for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Summary Material concerning the Technical Report and the reference to my name and the name of Metal Mining Consultants, Inc. in the Form 10-Q as incorporated by reference into the Form S-8 (333-198689).

Date: January 9, 2015	By:	/s/ Scott E Wilson

Name: Scott E. Wilson, SME,
Metal Mining Consultants, Inc.